                                EXHIBIT 1.A.(5)

                    SPECIMEN VARIABLE LIFE INSURANCE POLICY

         [LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]

                        A stock life insurance company


FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will pay the Death Benefit
Proceeds to the Beneficiary upon receipt at our Variable Service Center of due proof of the death of the Surviving Insured while this Policy was in force. On the Maturity Date, the Company will pay the Owner the Cash Surrender Value if either of the Insureds is living and the Policy is in force.

This Policy is issued in return for the Application and payment of the initial
Premium Payment. A copy of the Application is attached and made a part of the Policy.

TEN DAY FREE LOOK-- Within ten (10) days of the date of receipt of this Policy, it may be returned by delivering or mailing it to the Company at its Variable
Service Center or to the agent through whom it was purchased. When the Company receives this Policy, it will be voided as if it had never been in force. The
Company will refund the Account Value, Premium Charge, Premium Tax Charge and any deductions for Monthly Charges computed at the end of the Valuation Period during which this Policy is received by the Company at its Variable Service
Center.

       Secretary                                         President


This is a legal contract -- read it carefully.


THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS
POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE
VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.


             THE VARIABLE PROVISIONS OF THIS POLICY BEGIN ON PAGE 6


                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                      SECOND TO DIE LIFE INSURANCE POLICY
                               NON-PARTICIPATING
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                               TABLE OF CONTENTS

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                                                                                          Begins on
                                                                                             Page
POLICY DATA PAGES                                                                           PD - 1
Section  1.           Definitions                                                             1
Section  2.           Premium Payments                                                        3
Section  3.           Death Benefits                                                          6
Section  4.           Policy Options                                                          8
Section  5.           Transfers                                                               9
Section  6.           Account Value                                                          10
Section  7.           Charges and Deductions                                                 12
Section  8.           Surrender and Withdrawals                                              14
Section  9.           Loans                                                                  15
Section 10.           Ownership, Assignment and Beneficiary Provisions                       17
Section 11.           General Provisions                                                     18
Section 12.           Payout Options                                                         14

PAYOUT OPTION TABLES                                                                         21

                                       i
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                           [CAPITAL ESTATE BUILDER]
                               POLICY DATA PAGES

POLICY NUMBER:                       [VUL12345]          POLICY DATE:                          [May 15, 1999]

OWNER:                               [JOHN DOE]          Maturity Date:                        [May 15, 2049]

INSURED LIFE:                        [JOHN DOE]          SECOND INSURED LIFE:                  [JANE DOE]
Age and Sex:                         [45 Male]           Age and Sex:                          [45 Female]
Rate Class:                          [Non-Smoker]        Rate Class:                           [Non-Smoker]
Insurance Class:                     [Standard]          Insurance Class:                      [Standard]

JOINT AGE:                           45

FACE AMOUNT:                         [$100,000]
Death Benefit Option                 [Option A, unless changed as the Policy provides.]
Minimum Face Amount:                 [$ 75,000]

BENEFICIARY:                         [MARY DOE]

PREMIUM:
Minimum Initial Premium:                                 [$70.50]
Monthly Minimum Premium:                                 [$35.25]
Death Benefit Guarantee Period:                          [Later of 5 Policy Years or Age 70 of the older Insured
                                                         Life]
Planned Premium/Frequency:                               [$423.00/annually]
POLICY OPTIONS:
Separate Account:                                        SEPARATE ACCOUNT VL
[VIST Small Cap Growth Portfolio]                        [VIST Multiple Strategies Portfolio]
[VIST World Equity Portfolio]                            [VIST High Income Bond Portfolio]
[VIST Growth Portfolio]                                  [VIST Government Bond Portfolio]
[VIST Growth and Income Portfolio]
[VIST Matrix Equity]
                                                         **NEW FUNDS TO BE ADDED**
Fixed Account:                                           [Guaranteed Interest Rate: 4.0%]

Delayed Investment Start Date:                           [Not Applicable]
Delayed Investment Start Policy Option:                  [Not Applicable]

CHARGES AND DEDUCTIONS:
Premium Charge:                                          [Guaranteed not to exceed 2.5% of each Premium
                                                         Payment.  On the Policy Date, the Premium Charge is 0%
                                                         of each Premium Payment.
Premium Tax Charge:                                      [Guaranteed not to exceed 2.5% of each Premium
                                                         Payment.  On the Policy Date, the Premium Tax Charge
                                                         is 0% of each Premium Payment.]

                            [CAPITAL ESTATE BUILDER]

                               POLICY DATA PAGES

CHARGES AND DEDUCTIONS (Continued):
Daily Asset Charge:                               [The daily asset charge on net assets in each Sub-Account
                                                  is guaranteed not to exceed an annualized rate of 1.20%.
                                                  On the Policy Date, the daily asset charge is equal to an
                                                  annualized rate of 0.90% on the net assets in each
                                                  Sub-Account.]
Monthly Administrative Charge:                    [Guaranteed not to exceed $13.00 each Policy Month.  On
                                                  the Policy Date, the charge is $10.00 each Policy Month.]
Monthly Policy Benefit Charge:                    [Guaranteed not to exceed an annualized rate of 0.30% of
                                                  the Policy's Account Value. ]  On the Policy Date, if
                                                  Face Amount is $500,000 or greater, the policy benefit
                                                  charge reduces to 0.15% in Policy Year 21 and later.
Monthly Policy Fee:                               [On the Policy Date, the monthly fee is $9.08.  The fee
                                                  will increase if the Face Amount is increased.]
Monthly Cost of Insurance Charge:                 [The maximum rate is based on TABLE OF GUARANTEED RATES
                                                  for the Joint Age and Net Amount at Risk.]
Additional Benefit Riders:

                            [CAPITAL ESTATE BUILDER]
                               POLICY DATA PAGES

CHARGES AND DEDUCTIONS (continued):
Transaction Charges:
Withdrawals:                                                [Guaranteed not to exceed the lesser of 2% of the
                                                            amount withdrawn or $25 per transaction.  On the
                                                            Policy Date, the charge is $0 per transaction.]
Transfers:                                                  [Guaranteed not to exceed $10 per transaction for
                                                            each transfer in excess of 12 in any Policy Year.
                                                            On the Policy Date, there is no charge for
                                                            transfers, regardless of the number effected in
                                                            any Policy Year.]
Surrender:                                                  [The surrender charge applicable to the initial
                                                            Face Amount is the Surrender Charge Amount
                                                            multiplied by the applicable Surrender Charge
                                                            Percentage shown.]
Surrender Charge Amount:                                    [$423.00, equal to 100% of 12 Monthly Minimum
                                                            Premiums up to a maximum of $60 per $1,000 of Face
                                                            Amount for standard rated policies.]
Surrender Charge Percentages:
---------------------------------------------------------------------------------------------------------------
Policy Year          1        2        3        4        5        6        7        8        9       10     11+
---------------------------------------------------------------------------------------------------------------
Percentage        62.5      125      125      125      125      100       80       60       40       20       0
---------------------------------------------------------------------------------------------------------------

[An increase in Face Amount will result in a new Surrender Charge Amount and set of surrender charges for 10 years after the effective date of the increase. No surrender charge is imposed upon a partial decrease in Face Amount, but the full surrender charge will remain in effect for a subsequent surrender. Additional transaction charges, guaranteed not to exceed $250, may be imposed for surrenders made for the benefit of a third party assignee of the Policy pursuant to section 1035 of the Internal Revenue Code.]

TRANSFERS:
Free Transfers: [Guaranteed minimum of 12 per Policy Year. On the Policy Date, an unlimited number of transfers are permitted.]
Minimum Account Value to be Transferred: [$100 or the Account Value in the selected Policy Option, if less]
Restrictions on Transfers from the Fixed Account: [Unless otherwise permitted by the Company, Account Value to be transferred from the Fixed Account in any Policy Year may not exceed the greater of:
(1) 50% of Fixed Account Value on the Policy Date for transfers during the first Policy Year, or,
(2) for transfers after the first Policy Year, the greater of (a) 50% of Fixed Account Value on the immediately preceding Policy Anniversary; or (b) 100% of the Fixed Account Value transferred to other Policy Options during the immediately preceding Policy Year. No transfers of Account Value are permitted from the Fixed Account to other Policy Options after payments begin under a Payout Option.]

VARIABLE SERVICE CENTER: [The Variable Service Center on the Policy Date is located at P.O. Box 1317, Des Moines, IA 50305-1317]

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                            [CAPITAL ESTATE BUILDER]
                               POLICY DATA PAGES

LIMITATIONS ON WITHDRAWALS OF CASH SURRENDER VALUE:

Minimum Withdrawal:                            [$100.00]

Frequency:                                     [No withdrawals are permitted in the first Policy Year.]

Impact on Death Benefit:                       [No withdrawal may be made if the Death Benefit would be reduced below the Minimum
                                               Face Amount or below the amount required to qualify the Policy as a life insurance contract.]
Impact on Remaining
Cash Surrender Value:                          [No withdrawal may be made if the remaining Cash Surrender Value would be less than the greater of: (a) $1,000 or (b) 3 times the most recent Monthly Deduction.]

LIMITATIONS ON REDUCTIONS IN FACE AMOUNT OR CHANGES IN DEATH BENEFIT
OPTIONS:

Frequency:                                     [No reductions in Face Amount or change in Death Benefit Options may be requested in the first Policy Year. After the first Policy Year, the Death Benefit Option may be changed no more frequently than once per Policy Year.]

Impact on Death Benefit:                       [No reductions in Face Amount or change in Death Benefit Options may be made if the
                                               Death Benefit would be reduced below the Minimum Face Amount, or below the amount required to qualify the Policy as a life insurance contract.]

LOANS:
Minimum Loan:
Loan Interest Rate:                                           [$100]
Preferred Loan Interest Rate:                                 [Equal to an annual rate of 4.0%]
Maximum Loan Interest Rate:                                   [Equal to an annual rate of 6.0%]
Loan Account Credited Interest Rate:                          [4% per annum]

BONUSES:
Premium Value Bonus:
Premium Value Bonus Factors:
Rate/Insurance Class:                                         [Joint Non-Smoker/Joint Smoker, Preferred,
                                                              or Standard]
Eligible Policy Years:                                        [Year 9 and after]
Non - Guaranteed Premium Value Percentage                     [5%]
Guaranteed Premium Value Percentage:                          [3%]

Cash Value Bonus:
Non -Guaranteed Cash Value Bonus     ---------------------------------------------------------------------------
 Factors:                                                                                              Policy
                                          [Cash Accumulation        [Cash Value Bonus Percentage        Years
                                               Value]                 Policy Years 9 to 20]              21+
                                     ---------------------------------------------------------------------------
                                       [Less than $25,000]                  [.00%]                       [0]
                                     ---------------------------------------------------------------------------
                                       [$25,000 to $100,000]                [.10%]                     [.25]
                                     ---------------------------------------------------------------------------
                                       [More than $100,000                   [.20]                     [.50]
                                       200,000]
                                     ---------------------------------------------------------------------------
                                       More than $200,000 and                [.30]                     [.75]
                                       more
                                     ---------------------------------------------------------------------------

                            [CAPITAL ESTATE BUILDER]
                               POLICY DATA PAGES

POLICY EXCHANGES:

Alternative 1                          Alternative 1A:
[Right to Exchange for Two Policies:   [The Company will split the Death Benefit and Cash Accumulation Value of this Policy on the basis stated in the Policy Exchange Endorsement.]
                                       Alternative 1B:
                                       [The Company will split the Death Benefit and Cash Accumulation Value of this Policy on the basis stated in the attached application. The
                                       Owner must make a request in the manner and during the period described in the Policy Exchange Endorsement.]

Alternative 2                          Alternative 2
[No Right to Exchange for Two          [The Owner may not elect to split either the Death Benefit or the Cash
Policies:]                             Accumulation Value of this Policy.]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES:
                        (As a percent of Account Value)

    JOINT         MINIMUM DEATH          JOINT         MINIMUM DEATH          JOINT         MINIMUM DEATH
     AGE        BENEFIT PERCENTAGE        AGE        BENEFIT PERCENTAGE        AGE        BENEFIT PERCENTAGE
      35               250                 57               142                79               105
      36               250                 58               138                80               105
      37               250                 59               134                81               105
      38               250                 60               130                82               105
      39               250                 61               128                83               105
      40               250                 62               126                84               105
      41               243                 63               124                85               105
      42               236                 64               122                86               105
      43               229                 65               120                87               105
      44               222                 66               119                88               105
      45               215                 67               118                89               105
      46               209                 68               117                90               105
      47               203                 69               116                91               104
      48               197                 70               115                92               103
      49               191                 71               113                93               102
      50               185                 72               111                94               101
      51               178                 73               109           95 and older          100
      52               171                 74               107
      53               164                 75               105
      54               157                 76               105
      55               150                 77               105
      56               146                 78               105

The Joint Age is determined by the Company based on the age, sex, Insurance Class and Rate Class for both the First Insured Life and the Second Insured Life. The Joint Age is not adjusted upon the first death.
THE MINIMUM BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE BUT ARE NOT GUARANTEED.

                           [CAPITAL ESTATE BUILDER]
                               POLICY DATA PAGES

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES* Joint Insured Lives
Rate/Insurance Classes:    Male, Non-Smoker, Preferred
                           Female, Non-Smoker, Preferred

----------------------------------------------------------------------
             Joint                   Joint                     Joint
  Policy    Insured      Policy     Insured      Policy       Insured
   Year      Lives        Year       Lives        Year         Lives
----------------------------------------------------------------------
   1        0.00089          21     0.39681          41       10.34460
----------------------------------------------------------------------
   2        0.00292          22     0.47662          42       11.78759
----------------------------------------------------------------------
   3        0.00539          23     0.56810          43       13.33558
----------------------------------------------------------------------
   4        0.00837          24     0.67301          44       14.98646
----------------------------------------------------------------------
   5        0.01196          25     0.79573          45       16.75457
----------------------------------------------------------------------
   6        0.01632          26     0.94217          46       18.65848
----------------------------------------------------------------------
   7        0.02162          27     1.12004          47       20.74477
----------------------------------------------------------------------
   8        0.02812          28     1.33848          48       23.10012
----------------------------------------------------------------------
   9        0.03609          29     1.60425          49       25.92728
----------------------------------------------------------------------
  10        0.04564          30     1.92049          50       29.70219
----------------------------------------------------------------------
  11        0.05713          31     2.28839          51       35.45428
----------------------------------------------------------------------
  12        0.07066          32     2.70751          52       45.57225
----------------------------------------------------------------------
  13        0.08629          33     3.17843          53       66.32791
----------------------------------------------------------------------
  14        0.10449          34     3.70641          54      120.22284
----------------------------------------------------------------------
  15        0.12612          35     4.30542          55      211.48253
----------------------------------------------------------------------
  16        0.15201          36     4.99542
-------------------------------------------
  17        0.18340          37     5.79736
-------------------------------------------
  18        0.22221          38     6.73261
-------------------------------------------
  19        0.27022          39     7.80688
-------------------------------------------
  20        0.32815          40     9.01467
-------------------------------------------

* Per $1,000 of Net Amount at Risk. For cost of insurance rates which are not a standard rate class, the Table will be increased by rating factors and/or additional monthly charges.

SECTION 1                    DEFINITIONS
--------------------------------------------------------------------------------

ACCOUNT VALUE           The sum of the Owner's interest (i) in the Sub-
                        Account(s) of the Separate Account; (ii) in the Fixed
                        Account; and, if there is an outstanding Policy loan,
                        (iii) in the Loan Account.

ACCUMULATION UNIT       A unit of measurement used to calculate the Account
                        Value of a Sub-Account of the Separate Account.

ACCUMULATION            The value of an Accumulation Unit on a Business Day.
UNIT VALUE

BENEFICIARY             The person, persons or entity who will receive the Death
                        Benefit upon the death of the Surviving Insured. The
                        Beneficiary is stated in the application for this Policy, unless changed in accordance with the Policy provisions.

BUSINESS DAY            Each day the New York Stock Exchange is open for regular
                        trading, which is Monday through Friday, except for normal business holidays or such other business days as we shall designate.

COMPANY                 First Variable Life Insurance Company.

CASH                    Account Value minus any existing Indebtedness.
ACCUMULATION
VALUE

CASH SURRENDER VALUE    The amount available upon surrender of the Policy which
                        is equal to the Account Value less all Indebtedness; and reduced by any applicable Surrender Charges due upon surrender.

DEATH BENEFIT           The amount of insurance provided under a Policy on the
                        life of the second-to-die of the Insureds.

DEATH BENEFIT PROCEEDS  The amount payable on the death of the second-to-die of the Insureds. This amount is the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction(s).

FACE AMOUNT             A dollar amount used to determine the Death Benefit
                        under a Policy. It is shown on the Policy Data Pages.

FIXED ACCOUNT           The Fixed Account is the non-loaned portion of the
                        Account Value that is part of the Company's general account. The Fixed Account provides guarantees of principal and interest.

INDEBTEDNESS            All amounts owed to the Company by the Owner. This
                        includes all outstanding loans on this Policy, including any interest due or accrued.

INSUREDS The Insured Person and Second Insured Person as shown on the Policy Data Pages.

JOINT AGE               The joint equivalent age of the Insureds that is used to
                        calculate the costs and benefits of this Policy. The
                        Joint Age is determined by the Company on the Policy
                        Date and increases by 1 on each Policy Anniversary.

LOAN ACCOUNT            An account established in the Company's general account
                        for any amounts requested for loans.

MATURITY DATE           The Policy Anniversary on or following the 100th
                        birthday of the younger of the Insureds. The date on which the Policy will mature is shown on the Policy Data
                        Pages.

MONTHLY DEDUCTION       The amount deducted from Account Value on the first
                        Business Day of each Policy Month to cover charges and expenses incurred in connection with the Policy and any additional benefit riders.

NET AMOUNT AT RISK      The amount of insurance coverage determined under this
                        Policy for each Policy Month.

NET PREMIUM             The amounts paid for a Policy, less the applicable
                        Premium Load, if any, shown on the Policy Data Pages.

OWNER The person, persons or entity entitled to all ownership rights under the Policy. The Owner is stated on the application for this Policy, unless changed in accordance with Policy provisions.

POLICY ANNIVERSARY      An anniversary of the Policy Date.

POLICY DATE             The date on which the Policy became effective. The
                        Policy Date is shown on the Policy Data Pages. Policy
                        Months and Policy Years are measured from this date.

POLICY OPTION           The Fixed Account or any of the Sub-Accounts of the
                        Separate Account which can be selected under the Policy.

POLICY MONTH            A one month period starting from the Policy Date.

POLICY YEAR             A one year period starting from the Policy Date and from
                        each Policy Anniversary.

PORTFOLIO               The separate and distinct class of shares that is
                        available as an underlying investment of a Sub-Account.
                        On the Policy Date, each Sub-Account invests exclusively in a Portfolio stated on the Policy Data Pages.

PREMIUM PAYMENT         An amount paid to the Company to provide benefits under
                        this Policy.

SEPARATE                A separate investment account of the Company, designated
ACCOUNT                 on the Policy Data Pages.

SUB-ACCOUNT              A segment of the Separate Account.


SURVIVING INSURED        The insured person who remains alive after the first
                         death of the Insureds that occurs while the Policy is in force.

VALUATION PERIOD         The period of time between the close of one Business
                         Day and the close of business for the next succeeding
                         Business Day.

VARIABLE SERVICE CENTER  The Company's administrative service center for this
                         Policy. The mailing address for the Variable Service Center on the Policy Date is shown on the Policy Data Pages, or such other location as we may designate.

                              Other terms are defined in the Policy.

Section 2                          PREMIUM PAYMENTS
--------------------------------------------------------------------------------

GENERAL The Minimum Initial Premium Payment shown on the Policy Data Pages is due on or before the Policy Date. The Owner may make additional Premium Payments at any time during the lifetime of either of the Insureds, subject to the Premium Limitations.

PLANNED PREMIUMS         The Owner may elect, within limits specified by the
                         Company, to pay premium on a pre-determined schedule.
                         The Planned Premiums on the Policy Date, if any, are shown on the Policy Data Pages.

PREMIUM LIMITATIONS      The Company will refuse any premium payment that may
                         cause this Policy not to be treated as life insurance for tax purposes. The Company reserves the right to require satisfactory evidence of insurability before accepting any additional Premium Payment that would increase the then current Death Benefit. The Company may require that any Indebtedness be repaid prior to accepting any additional premium.

ALLOCATION OF PREMIUM    Each Premium Payment is allocated to the Fixed Account
                         and/or one or more Sub-Accounts of the Separate Account after deduction of the Premium Load, if any, shown on the Policy Data Pages. The portion of a Net Premium allocated to a Sub-Account of the Separate Account is converted into Accumulation Units. The number of Accumulation Units

ALLOCATION OF PREMIUM    in a Sub-Account credited to this Policy is determined
(continued)              by dividing (a) by (b), where:

                         (a) is the amount of Net Premium Payment to be allocated to that Sub-Account; and

                         (b) is the dollar value of the Accumulation Unit Value for that Sub-Account.

                         It is generally calculated by the Company as of the later of the end of the Valuation Period during which the Company receives a Premium Payment at its Variable Service Center or the Policy Date.

                         Except as described in the Delayed Investment Start Date provisions, the initial Net Premium is allocated in accordance with the selection made by the Owner in the application. Unless otherwise changed by the Owner, any additional Net Premium Payment is allocated in the same manner as the initial Premium Payment. Allocation of Premium Payments is subject to the terms and conditions imposed by the Company.

DELAYED INVESTMENT       If a Delayed Investment Start Date is shown on the
START DATE               Policy Data Pages, the Premium Payment for this Policy,
                         less the Premium Load, will be allocated to the Delayed
                         Investment Start Policy Option shown on the Policy Data
                         Pages in lieu of allocation to any other Sub-Account
                         Policy Option. Account Value will be transferred from the Delayed Investment Start Policy Option on the
                         Business Day immediately following the Delayed
                         Investment Start Date to any other Sub-Account Policy
                         Option in accordance with the initial instructions of the Owner.

                         The allocation of a Premium Payment to the Fixed Account is not affected by a Delayed Investment Start Date. Any Premium Payment received after a Delayed Investment Start Date will be allocated to any Policy Option then available under this Policy in accordance with the Owner's direction.

MONTHLY MINIMUM          The Monthly Minimum Premium on the Policy Date is shown
PREMIUM                  on the Policy Data Pages. Payment of a sufficient
                         amount of Monthly Minimum Premiums guarantees that the Policy will remain in force during the Death Benefit
                         Guarantee Period shown on the Policy Data Pages, as long as there are no withdrawals or Policy loans taken during that time. Payment of Monthly Minimum Premiums is sufficient if, on the first Business Day of each Policy Month during the Death Benefit Guarantee Period,
                         (a) is equal to or greater than (b) where:

                         (a) is the sum of Premium Payments, minus any Indebtedness, minus any withdrawals and any applicable transaction charges deducted; and (b) is the Monthly Minimum Premium multiplied by the number of elapsed Policy Months, plus the Monthly Minimum Premium for the current Policy Month.

MONTHLY MINIMUM          The Monthly Minimum Premium amount will be increased if
PREMIUM                  the Face Amount is increased, or other benefits added,
(continued)              during the Death Benefit Guarantee Period.

GRACE PERIOD             If sufficient Monthly Minimum Premiums are not paid
                         during the Death Benefit Guarantee Period, the Policy will enter a grace period on the first Business Day of any Policy Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on any Policy loans. After the Death
                         Benefit Guarantee Period, the Policy will enter a grace period on the first Business Day of any Policy Month where the Cash Surrender Value is not sufficient to cover the current Monthly Deduction and accrued interest on Policy loans.

                         A grace period of 61 days from the applicable Business Day will be allowed for the payment of a minimum required premium. The Company will send a grace period notice to the Owner's last known address that will show the minimum required premium for the grace period. This is the amount necessary to cover the Monthly Deduction(s) due under the Policy plus an amount equal to three times the current Monthly Deduction. If the minimum required premium is not paid by the end of the grace period, the Policy will lapse without value. If the Surviving Insured dies during the grace period, the Company will pay the Death Benefit Proceeds.

REINSTATEMENT            If a grace period ends and the Owner has neither paid
                         the minimum required premium nor surrendered the Policy
                         for its Cash Surrender Value, the Owner may reinstate
                         the Policy by:

                         (a) submitting a written request at any time within 3 years after the end of the grace period and prior to the Maturity Date;
                         (b) providing evidence of insurability satisfactory to the Company on both Insureds;
                         (c) paying a sufficient Premium to cover all charges that were due and unpaid during the grace period;
                         (d) paying an additional Premium sufficient the keep the Policy in force for 3 Policy Months from the date of reinstatement; and
                         (e) repaying any Indebtedness against the Policy that existed at the end of the grace period.

                         No reinstatement is permitted if only the Surviving Insured is alive at the time of the request.

                         A reinstatement will be effective on the first business Day of the Policy Month beginning on or after the Company's approval. The Account Value of the reinstated Policy will be the Account Value at the time of lapse plus the amount in (d) above. Other terms and conditions of the reinstated policy will be subject to the Company's administrative procedures. The Surrender Charges set forth on the Policy Data pages will be reinstated as of the Policy Year in which the Policy lapsed.

Section 3                          DEATH BENEFITS
--------------------------------------------------------------------------------

GENERAL This Policy is designed to provide a Dental Benefit that is payable when the last of the Insureds dies.
                         As long as the Policy remains in force, a Death Benefit is payable upon the death of the Surviving Insured. Upon receipt of proof of death of both Insureds and receipt of any applicable Payout Option election, the Company will pay the Death Benefit Proceeds to the Beneficiary. The Owner may elect for the Death Benefit Proceeds to be paid in a single sum or under a Payout Option by written request to the Company at its Variable Service Center. The Company must receive the election at its Variable Service Center before the death of the Surviving Insured. If no Payout Option is in effect upon the death of the Surviving Insured, the Beneficiary may elect a Payout Option under the Payout Option provisions of this Policy in lieu of a single sum.

                         The Death Benefit is based on the Death Benefit Option in effect, and Account Value, on the date of the Surviving Insured's death; and any increases or decreases to the Face Amount.

DEATH BENEFIT OPTIONS    The amount of insurance provided under a Policy on the
                         life of the second-to-die of the Insureds.

DEATH BENEFIT PROCEEDS   The amount payable on the death of the second-to-die of
                         the Insureds. This amount is the Death Benefit less
                         Indebtedness and less any due and unpaid Monthly
                         Deduction(s).

DEATH BENEFIT OPTIONS    Death Benefit Option A. Under this option, the Death
                         Benefit is the greater of: (a) the Face Amount or (b) the Adjusted Face Amount.

                         Death Benefit Option B. Under this option, the Death Benefit is the greater of: (a) the Face Amount plus the Account Value or (b) the Adjusted Face Amount.

                         The Face Amount and the Death Benefit Option in effect on the Policy Date is shown on the Policy Data pages. The "Adjusted Face Amount" is
                         . the Account Value as of the date of determination; multiplied by
                         . the applicable minimum death benefit percentage shown in the Table of Minimum Death Benefit Percentages on the Policy Data Pages; and the result reduced by
                         . the amount of death benefit under a Joint Second-To-Die Term Insurance Rider, if any, attached to this Policy.

CHANGE IN DEATH          Death Benefit Option.  The Owner may make a written
BENEFIT OPTIONS AND      request to the Variable Service Center to change the
FACE AMOUNT              Death Benefit Option, subject to any limitations shown
                         on the Policy Data pages.

                         A change from Death Benefit Option A to Death Benefit Option B will cause the Face Amount to decrease by the amount of the Account Value.

                         The Company reserves the right to require satisfactory evidence of insurability on both Insureds before permitting a change from Death Benefit Option B to Death Benefit Option A. If approved, the change will cause the Face Amount to be increased by the amount of the Account Value.

CHANGE IN DEATH          Face Amount Increases. The Owner may make a written
BENEFIT OPTIONS AND      request to the Variable Service Center to increase the
FACE AMOUNT              Face Amount, subject to any limitations shown on the
(continued)              Policy Data pages, only during the lifetime of both
                         insureds.

                         For a change that would increase the Face Amount, the Company may require evidence of insurability on either or both Insureds. The Company may restrict any requested increases in Face Amount to minimums and maximums that vary with the Insureds' ages, Insurance Classes and Rate Classes. If the Face Amount is increased during the Death Benefit Guarantee Period shown on the Policy Data Pages, the Monthly Minimum Premium will be increased. The increase in Monthly Minimum Premium will begin on the first Business Day of the Policy Month on which the increase in Face Amount is effective. An increase in Monthly Minimum Premium will remain in effect for the remainder of the Death Benefit Guarantee Period. The Company will calculate the increase in Monthly Minimum Premium based on the Insureds' ages, sex, additional Face Amount, Insurance Classes and Rate Classes.

                         Face Amount Decreases. The Owner may make a written request to the Variable Service Center to decrease the Face Amount, subject to any limitations shown on the Policy Data pages.

                         Any reduction of Face Amount will be in the following order:
                         . against the most recent increase in insurance; then . against the next most recent increases; then
                         .  against the initial Face Amount.

                         Effective Date of Change. A change will take effect on the first Business Day of the Policy Month coinciding with or next following the date the Company approves the request.

PAYMENT OF DEATH         The amount of the Death Benefit is determined on the
BENEFIT                  date the Company receives proof of the death of both
PROCEEDS                 Insureds. The Death Benefit Proceeds actually paid to
                         the Beneficiary are equal to the Death Benefit reduced by any Indebtedness and any due and unpaid Monthly
                         Deductions and increased by the amounts, if any, payable under any optional additional benefit riders in effect on the date of the Insured's death. The Death
                         Benefit Proceeds will be determined by the Company as of the date of the Surviving Insured's death. All Death
                         Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

PAYMENT OF DEATH         The Company will require due proof of death before
BENEFIT                  payment of a Death Benefit. For these purposes, "due
PROCEEDS                 proof of death" means:
                         (a)  certified death certificates for both insureds;
                         (b)  a certified decree of a court of competent
                              jurisdiction as to the finding of death; or
                         (c)  any other proof satisfactory to the Company.


BENEFICIARY OTHER        Unless the Owner provides otherwise, the Death Benefit
THAN A SINGLE PERSON     will be paid in equal shares to the survivor(s) as
                         follows:
                         (a)  to the primary Beneficiary(ies) who survive the
                              death of the Surviving Insured; or if there are none,
                         (b)  to the contingent Beneficiary(ies) who survive the
                              death of the Surviving Insured; or if there are none,
                         (c)  to the Owner.


Section 4                          POLICY OPTIONS
--------------------------------------------------------------------------------

THE SEPARATE ACCOUNT     The Separate Account is a separate investment account
AND THE SUB-ACCOUNTS     of the Company. It is shown on the Policy Data Pages.
                         The Company has allocated a part of its assets for this and certain other policies to the Separate Account. The assets of the Separate Account are the property of the Company. The Company guarantees that the portion of the Separate Account assets equal to the Company's reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

                         Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company. The Separate Account is segmented into Sub-Accounts. Each Sub-Account available under this Policy on the Policy Date invests its assets exclusively in shares of one of the Portfolios shown on the Policy Data Pages.

                         The investment policy of the Separate Account shall not be changed without approval of the Insurance Commissioner of the Company's state of domicile. On the Policy Date, the Company's state of domicile is Arkansas. A statement of the approval process is on file with that state's Insurance Department.

SUB-ACCOUNT              The Owner may allocate Net Premium to one or more of
INVESTMENT OPTIONS       the Sub-Accounts that correspond to the Portfolios
                         shown on the Policy Data Pages. The Company may, from time to time, invest Separate Account assets in additional mutual funds, portfolios of mutual funds, or other investments. The Owner may be permitted to transfer Account Value or allocate Net Premium to these additional Separate Account investments. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

                         If the shares of any Portfolio, or of any other Separate Account investment, become unavailable for investment by the Separate Account,

SUB-ACCOUNT              Or if the Company's Board of Directors deems further
INVESTMENT OPTIONS       investment in these shares inappropriate or
                         inadvisable, the Company may limit further purchase of these shares and may substitute shares of another
                         Portfolio or other investment vehicle for shares already purchased under this Policy. The Company also may, in its discretion, remove Portfolios for transfers or new investments. In making these and any other changes, the Company will comply with all applicable legal requirements and, if required, it will seek Owner approval.


FIXED ACCOUNT OPTION     The Owner may allocate a Premium Payment to the Fixed
                         Account. Interest will be credited to amounts allocated to the Fixed Account as described in the "Account
                         Value - Fixed Account Value" provision of this Policy.


Section 5                          TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS AMONG          In any Policy Year, the Owner may transfer Account
POLICY OPTIONS           Value among Policy Options without the imposition of
                         any transaction fee if there have been no more than the guaranteed minimum number of free transfers shown on the Policy Data Pages. The Company may from time to time: (a) increase the number of permitted free transfers; or (b) decrease the number of permitted free transfers, but not below the guaranteed minimum number of free transfers. No transfers are permitted, however, until the end of a Delayed Investment Start Date, if any, shown on the Policy Data Pages. The amount of Account Value which may be transferred from the Fixed
                         Account to other Policy Options will be subject, without limitation, to the specific restrictions, if any, shown on the Policy Data Page.

                         All amounts and Accumulation Unit Values will be determined as of the and of the Valuation Period in which the Company receives the transfer request.

                         If more than the permitted number of free transfers have been made in the Policy Year, the Company will deduct any applicable transaction fee described in
                         Section 7 of this Policy for each subsequent transfer.

GENERAL REQUIREMENTS     The minimum amount of Account Value that can be
FOR TRANSFERS            transferred is shown on the Policy Data Pages.

                         Any transfer instruction must be in a form satisfactory to the Company, and received by the Company at its Variable Service Center. Without limitation, any such instruction must clearly specify the amount to be transferred and the Policy Options to be affected. The Company will not be liable for transfers made in accordance with instructions by, or on behalf of, the Owner.

                         The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.



--------------------------------------------------------------------------------
Section  6                        ACCOUNT VALUE
--------------------------------------------------------------------------------

GENERAL The Account Value on any Business Day is the sum of the Owner's interest (a) in the Sub-Accounts of the Separate Account; (b) in the Fixed Account; and (c) if there is an outstanding Policy loan, in the Loan Account. The value of the Owner's interest in a Sub-Account is determined by multiplying the number of Accumulation Units attributable to that Sub-Account by the Accumulation Unit Value for that Sub-Account.

ACCUMULATION UNIT        The number of Accumulation Units in a Sub-Account
VALUE                    credited to this Policy is determined by dividing the
                         amount to be allocated to that Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period when that allocation is to be effective. An amount to be allocated may be derived from a Premium Payment, loan repayment, Premium Value
                         Bonus, or a transfer of Account Value into a Sub-
                         Account. The Accumulation Unit Value for each Sub-
                         Account will vary to reflect the investment experience of the assets in that Sub-Account and will be determined on each Valuation Date by multiplying the Accumulation Unit Value of the Sub-account on preceding
                         Valuation Date by a Net Investment Factor for that Sub-
                         Account for the Valuation Period then ended. The Net
                         Investment Factor for each Sub-Account is generally equal to the net asset value per share of the applicable portfolio at the end of the Valuation Period
                         (plus the per share amount of any dividend or capital gains distribution paid by that Portfolio in the Valuation Period then ended) divided by the net asset value per share of the corresponding Portfolio at the beginning of the Valuation Period and reduced by the daily equivalent rate of the mortality and expense risk charge.

FIXED ACCOUNT VALUE      The Company guarantees that it will credit interest to
                         the Account Value in the Fixed Account at a rate not less than the minimum guaranteed interest rate shown on the Policy Data Pages. The Company may credit additional amounts of interest from time to time in its sole discretion.

                         The Company determines interest rates in advance, and credits interest daily to Fixed Account Value in dollars.


MINIMUM VALUE            The Company reserves the right to transfer Account
REQUIRED IN ANY          Value from any Policy Option if on any Business Day the
POLICY OPTION            Account Value in the Policy Option is less than $100.
                         In such event, the Account Value will be transferred to the Policy Option with the highest Account Value.

PREMIUM VALUE BONUS      This Policy will be eligible for a Premium Value Bonus
                         credit at the start of the first Eligible Policy Year shown on the Policy Data Pages. To be eligible, the cumulative amount of premiums paid on the first
                         Business Day of the first Eligible Policy Year, less the amount of Indebtedness and withdrawals taken by the Owner, must be at least equal to the product of the Monthly Minimum Premium times the number of elapsed
                         Policy Months.

                         If the eligibility requirement is met, a Premium Value Bonus will be credited each Policy Month:
                         . starting on the first Business Day of the first Eligible Policy Year;
                         . based on the guaranteed Premium Value Bonus factors shown on the Policy Data Pages; but only if
                         . the cumulative amount of premiums paid on the last Business Day of the immediately preceding Policy Month, less the amount of Indebtedness and withdrawals taken by the Owner, is at least equal to the product of the current Monthly Minimum Premium times the number of elapsed Policy Months.

                         Any Premium Value Bonus credited will be at least equal to the product of the current Monthly Minimum Premium times the guaranteed annual Premium Value Percentage rate shown on the Policy Data Pages.

                         Additional Bonuses may be credited from time to time at the Company's sole discretion based on "current" Premium Value Bonus factors. The current Premium Value Bonus factors (including an annual Premium Value Percentage rate) on the Policy Date, which may be changed by the Company at any time without notice, will never be less than the Guaranteed Premium Value Bonus factors shown on the Policy Data Pages.

CASH VALUE BONUS         After a Policy has been continuously in force for the
                         first eight Policy Years, Cash Value Bonus amounts may be credited monthly to Account Value. Cash Value
                         Bonuses, if any, are based on the Cash Accumulation
                         Value at the end of the last Business Day of the immediately preceding Policy Month and the applicable
                         Cash Value Bonus Percentage rate then in effect. The
                         Cash Value Bonus annual percentage rate on the Policy
                         Date is shown on the Policy Data Pages. The rate is not guaranteed and may be increased, decreased, or eliminated by the Company in its sole discretion.

ALLOCATION OF BONUSES    Any Premium Value Bonus and Cash Value Bonus will be
                         allocated among the Fixed Account and the Sub-Accounts of the Separate Account on the basis then in effect for Net Premiums or by any other method approved by the Company in advance. The Company will credit amounts by adding values to the Fixed Account and/or crediting additional Accumulation Units of the applicable Sub-Accounts to the Account Value. Bonuses are not allocated to the Loan Account.

Section 7                          CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------
Various charges and deductions are made from Premium Payments, Account Value and the Separate Account. These are:

PREMIUM CHARGE and      The Premium Charge and Premium Tax Charge, as shown on
PREMIUM TAX CHARGE      the Policy Data Pages, is deducted from each Premium
                        Payment. The Company may, from time to time, reduce the amount of either, or both, below the applicable guaranteed amount shown on the Policy Data Pages.

MONTHLY DEDUCTIONS      On the first Business Day of each Policy Month, the
                        Company will take a Monthly Deduction to cover charges and expenses incurred in connection with the Policy.
                        This amount will be taken by subtracting values from the Fixed Account and/or canceling Accumulation Units from each applicable Sub-Account. The deductions will be in the ratio that the value of each Policy Option bears to the Cash Accumulation Value, or by any other method selected by the Owner and acceptable to the Company. The amount taken will vary from month to month.

                        The monthly deductions are comprised of the following charges:

                        Administrative Charge: The Company deducts an Administrative Charge for the amount shown on the Policy Data Pages.

                        Monthly Policy Benefit Charge: The Company deducts a Monthly Policy Benefit Charge for the amount shown on the Policy Data Pages. Monthly Policy Fee: The Company deducts a Monthly Policy Fee for the amount shown on the Policy Data Pages based on the Face Amount on the Policy Date. The Company may adjust this amount if the Face Amount increases.

                        The Company may from time to time reduce the amount of any guaranteed charge shown.

                        Cost of Insurance: The Company deducts a Cost of Insurance Charge from the Cash Accumulation Value on the first Business Day of each Policy Month.

                        The Cost of Insurance Charge for any Policy Month is determined by: (a) subtracting the Account Value from the Death Benefit; (b) dividing the net amount by 1.003273739; and (c) multiplying the results by the current cost of insurance rate divided by 1,000. The cost of insurance rate is based on Policy Year and the Insureds' sex, ages, Insurance Classes and Rate Classes. The Company will determine the rates, but they will never be more than the guaranteed rates shown on the Policy Data Pages.

                        The maximum cost of insurance charges do not exceed the cost of insurance rates based on the 1980 Commissioner's Standard Ordinary Mortality Table, age, Rate Class and sex.

MONTHLY DEDUCTIONS      Additional Benefit Rider Charges: The charges for
(continued)             optional additional benefit riders attached to the
                        Policy, will be deducted monthly as specified in the rider.

DAILY DEDUCTIONS        Each Business Day, the Company will deduct an asset
                        charge which is equal to a percentage of the net assets in each Sub-Account of the Separate Account for this class of Policy. The asset charge is guaranteed by the Company not to exceed the guaranteed rate shown on the Policy Data Pages.

                        The Company may from time to time, assess an asset charge for this class of Policy that is less than the guaranteed maximum rate. The asset charge on the Policy Date is as shown on the Policy Data pages.

INCOME TAXES            The Company reserves the right to reduce the Account
                        Value for federal income taxes of the Separate Account if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate
                        Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a Company reserve for taxes and whether or not it was sufficient.

TRANSACTION CHARGES     The Company reserves the right to assess transaction
                        charges shown on the Policy Data Pages for:
                        .  transfers of Account Value described in Section 5 -
                           TRANSFERS;
                        .  surrender or withdrawals of Cash Surrender Value as
                           described in Section 8 - SURRENDER AND WITHDRAWALS;
                           and
                        .  loans using the Policy as security as described in
                           Section 9 - LOANS.
                        The Company may from time to time, reduce the amount of any guaranteed transaction charge shown on the Policy
                        Data pages.

ALLOCATION OF           Transaction charges will be deducted pro-rata from
TRANSACTION CHARGES     Account Value in each Policy Option prior to the
                        transaction, or by any other method approved by the Company in advance of the transaction. If the entire interest in a Sub-Account or the Fixed Account is being transferred, the pro-rata portion of any applicable transaction fee will be deducted from the amount that is transferred.

Section 8                          SURRENDER AND WITHDRAWALS
--------------------------------------------------------------------------------


SURRENDER               The Owner may surrender this Policy for its Cash
                        Surrender Value at any time while either of the Insureds is living by written request to the Company at its Variable Service Center. The Cash Surrender Value of the surrendered Policy will be determined as of the Business
                        Day when a surrender request is received at the Company's Variable Service Center. The Owner may request to have all or part of the Cash Surrender Value applied to a Payout Option. The Company's liability for the Death Benefit terminates upon a surrender of the Policy.

WITHDRAWALS             After the first Policy Year, the Owner may request to
                        make a withdrawal of a portion of the Cash Surrender
                        Value. The amount requested must be not less than the Minimum Withdrawal amount shown on the Policy Data
                        Pages. Any request is subject to any limitations on withdrawals shown on the Policy Data pages. A permitted withdrawal will cause a reduction in the Account Value and Death Benefit by the sum of : (a) the amount of the Cash Surrender Value withdrawn; and (b) any applicable transaction charge shown on the Policy Data pages. The
                        Death Benefit will be further reduced if it is then determined by the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

                        A permitted withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account Policy Option or a reduction in Fixed Account Value in the ratio that the Account Value in the Policy Option bears to the Cash Accumulation Value. If Death Benefit Option A is in effect, a withdrawal will reduce the Face Amount by the withdrawal plus any applicable transaction charges. The Owner may request in writing in advance if a different method for canceling Accumulation Units or reducing Fixed Account Value is desired. The Company reserves the right to disapprove any such request.

SURRENDER               The Surrender Charge is shown on the Policy Data Pages,
CHARGE                  and is based on the Face Amount on the Policy Date. The
                        charge may vary depending on the elapsed period during which the Surrender Charge applies. An additional
                        Surrender Charge may apply if the Face Amount is increased.

                        The Company will apply the Surrender Charge to a surrender by subtracting values from the Fixed Account and/or canceling Accumulation Units credited to this Policy.

SUSPENSION OR           The Company generally will pay amounts from the Separate
DEFERRAL OF PAYMENTS    Account for a surrender, withdrawal, Policy loan or
                        transfer within seven (7) days of receipt of a request in good order. The Company reserves the right, however, to suspend or postpone such payments for any period when:
                        .  regular trading on the New York Stock Exchange is
                           closed; or
                        .  regular trading on the New York Stock Exchange is
                           restricted; or

SUSPENSION OR           .  an emergency exists as a result of which disposal of
DEFERRAL OF PAYMENTS       securities held in the Separate Account is not
(continued)                reasonably practicable or it is not reasonably
                           practicable to determine the value of the Separate
                           Account's net assets; or
                        .  during any other period when the Securities and
                           Exchange Commission, by order, so permits for the protection of Owner(s).

                        The Company reserves the right to defer payment for a surrender, withdrawal, Policy loan or transfer from the Fixed Account for the period permitted by law, but not for more than six months after written election is received by the Company.


Section 9                          LOANS
--------------------------------------------------------------------------------


GENERAL The Owner may borrow money and use the Policy as security for the Indebtedness at any time after the Free Look period. The Company will usually make the loan within seven (7) days of the date a loan request is received at the Variable Service Center.

                        The maximum amount available as a loan is equal to 90% of the Account Value less the sum of Surrender Charges and Indebtedness. The minimum Policy loan amount is shown on the Policy Data Pages.

                        A Policy loan reduces the Account Value in the Sub-Accounts and Fixed Account by the amount of the loan. Account Value equal to the amounts loaned is transferred from the Fixed Account and the Separate Account to the Loan Account when the loans are made. The amounts transferred will be taken in proportion to the Account Value in each Sub-Account and the Fixed Account, unless another method is requested in advance and agreed to by the Company. Interest is credited monthly to the Loan Account at the equivalent of the minimum guaranteed annual interest rate shown on the Policy Data Pages.

                        The amount taken from the Policy's Sub-Accounts as a result of a loan does not participate in the investment experience of the Sub-Accounts. Therefore, the Death Benefit and Account Value of the Policy can be permanently affected by a Policy loan, even if it is repaid. In addition, any proceeds payable under a Policy are reduced by the amount of any Indebtedness.

GENERAL (continued)     Interest accrues daily and will be payable at the end of
                        each Policy Month. Any interest not paid when due will be added to the Indebtedness and bear interest in the same manner. An amount equal to the unpaid interest will be deducted from the Account Value in the Policy Options and transferred to the Loan Account on the first
                        Business Day of the next Policy Month.

                        A loan repayment increases the Account Value in the Sub-Accounts and Fixed Account by the amount of the repayment. Policy loan repayments are attributed to the Sub-Accounts and Fixed Account in the same manner as an additional Net Premium Payment, unless another method is requested in advance and agreed to by the Company.

REGULAR LOANS           Indebtedness as a result of a Regular Loan will be
                        charged interest at the maximum loan interest rate(s) shown on the Policy Data Pages. Any money borrowed under this Policy is treated as a Regular Loan until a Preferred Loan Event occurs. When a Preferred Loan Event occurs, Indebtedness that is then attributable to a Regular Loan is automatically converted within seven (7)
                        Business Days to a Preferred Loan, up to the Preferred
                        Loan Limit described below.

                        After the first Policy Year, the Owner may qualify for a Preferred Loan. To qualify, the Policy must have a Cash Accumulation Value of at least $25,000 on the most recent Policy Anniversary. This is called a "Preferred Loan Event." During the Policy Year immediately following a Preferred Loan Event, the Owner may request a Preferred Loan at the Preferred Loan Rate shown on the Policy Data Pages. If Cash Accumulation Value is less than $25,000 on a Policy Anniversary, no new Preferred Loans may be taken during the immediately following Policy Year. Loans that do not qualify for Preferred Loan status are treated as Regular Loans.

                        The maximum amount available for a Preferred Loan in any qualifying Policy Year is the Preferred Loan Limit less the amount of any Indebtedness converted from a Regular Loan to a Preferred Loan for that Policy Year. The "Preferred Loan Limit" in any Policy Year is 15% of the Cash Accumulation Value on the immediately preceding Policy Anniversary. A Preferred Loan will reduce the amount available as a Regular Loan.

IMMEDIATE LOAN          A loan repayment will be due on the first Business Day
REPAYMENT               of a Policy Month if (a) exceeds (b), where:

                        (a)  is the amount of Indebtedness; and
                        (b) the excess of the Policy's Account Value over any Surrender Charge that would be due if the Policy were surrendered.

                        A period of 61 days will be allowed from the first day of such Policy Month for a loan repayment. The Company will send a notice to the Owner or assignee, if any. The Policy will terminate without value 61 days after the mailing of the notice unless a sufficient repayment is made during that period. A repayment is sufficient if it is large enough to reduce the total Indebtedness to an amount equal to:
                        . the Policy's Account Value less the Surrender Charge; plus
                        . an amount sufficient to continue the Policy in force for 3 months.


IMMEDIATE LOAN          The Company will send such notice to the Owner's last
REPAYMENT (continued)   known address. If the Insured dies during the loan
                        repayment period, the Death Benefit Proceeds will be payable as stated in the Death Benefits section.

                        A loan repayment must be designated as such. Otherwise, the Company will treat the payment as a Premium Payment.



Section 10    OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNERSHIP             The Owner has all rights under this Policy. The Owner is
                      the person or persons designated in the Application, unless changed during the lifetimes of either of the Insureds. Upon the death of the Owner, his or her estate will become the Owner unless a successor Owner has been named. The Owner's rights under the Policy terminate when the surviving Insured dies.

ASSIGNMENT            The Owner may, at any time before the death of the
                      surviving Insured, assign his or her rights under this Policy. The Company will not be bound by any assignment until the Company receives written notice at its Variable
                      Service Center. The Company is not responsible for the validity or tax consequences of any assignment. The
                      Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

BENEFICIARY           The Beneficiary on the Policy Date is as named on the
                      Application.

CHANGE OF             A request to change the designated Owner or Beneficiary
DESIGNATIONS          must be made in writing and received by the Company at its
                      Variable Service Center. The change will become effective as of the date the written request is signed. A new designation will not apply to any payment made or action taken by the Company prior to the time it records the change, and the Company shall be released from any further liability with respect to any such payment made or action taken.

                      Owner: The Owner may change the Owner at any time while the Surviving Insured is alive. A change of Owner will automatically revoke any prior designation of Owner.
                      Beneficiary: Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A permitted change of Beneficiary will automatically revoke any prior designation of Beneficiary.

Section 11                         GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE POLICY              The entire contract consists of this Policy; the
                        Application which is attached to this Policy; and any riders or endorsements attached to this Policy.

                        This Policy may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

INCONTESTABILITY        Generally, the Company can challenge the validity of the
                        Policy or any rider to the Policy during the lifetime of each of the Insureds for two years from the Policy Date, based on misrepresentations made in the application. The
                        Company can challenge an increase in Death Benefit requiring evidence of insurability for two years during the lifetime of each of the Insureds from the date of the increase. However, there is no time limit on the Company's right to challenge all or part of the Policy if either of the Insureds dies within the two-year period.

                        Optional benefit riders to this Policy may have different provisions for incontestability.

                        Any reinstatement will be incontestable after that reinstatement has been in force for two years from its effective date during the lifetime of each of the Insureds. Any contest will then be based only on the information provided on the application for reinstatement.

SUICIDE Suicide of both the Insureds, or of the Surviving Insured, while sane or insane, within two years from the Policy Date is a risk not assumed under this Policy. The Company's liability for such suicides is limited to the Cash Surrender Value. When the laws of the state in which this Policy is delivered require less than a two-year period, the period will be as stated in such law.

MATURITY PROCEEDS       If either of the Insureds is living on the Maturity
                        Date, the Company will pay the Owner the Cash Surrender
                        Value on the Maturity Date upon surrender of this Policy. In such case, the Policy will terminate and the Company will have no further obligations under the Policy.

RIGHT TO                During the first 24 months after the Policy Date, if the
EXCHANGE FOR A FIXED    Policy has not lapsed, there is an unconditional right
BENEFIT POLICY          to transfer all of the Account Value in the Sub-Accounts
                        to the Fixed Account without any transaction charge.


MISSTATEMENT OF AGE     If the age or sex of either of the Insureds is misstated
OR SEX                  in any application for benefits under this Policy, the
                        Death Benefit will be the amount provided by the correct age and sex.

MODIFICATION            This Policy may be modified and the Company may take any
                        other action in order to maintain compliance with applicable state and federal law, including tax law requirements for qualification as of life insurance. The
                        Company also has the right, at any time, to:
                        .  combine two or more Policy Options, or withdraw
                           assets relating to the Policies from one Policy Option and put them into another;
                        .  operate the Separate Account under the direction of a
                           committee or discharge such a committee at any time;
                        .  operate the Separate Account, or one or more Policy
                           Options, in any other form the law allows, including a form that allows the Company to make direct investments. The Separate Account may be charged advisory fees and other operating expenses if its investments are made directly rather than through another investment company, so long as the overall level of charges and expenses that can be imposed on the Policies, directly or indirectly, is not increased; and
                        .  operate the Separate Account without registration as
                           an investment company.

CONFORMITY WITH LAWS    This Policy is subject to the laws of the state where
                        the Policy was delivered. If any part of it does not follow that law, it will be treated as if it does.

NON-PARTICIPATING       This Policy is nonparticipating. It will not participate
                        in any dividend or distribution of the Company's surplus.

PROTECTION OF PROCEEDS  To the extent permitted by law, Death Benefits shall be free from legal process and the claim of any creditor if the person is entitled to them under this Policy. No payment and no amount under this Policy can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

REPORTS At least once each calendar year, the Company will furnish the Owner with a report showing the Account Value and any other information as may be required by law. Reports will be sent to the last known address of the Owner.



Section 12                         PAYOUT OPTIONS
--------------------------------------------------------------------------------

GENERAL The Policy's Death Benefit Proceeds and Cash Surrender Value can be paid in one sum, or all or part of the Proceeds may be paid under a Payout Option. If a Payout Option is selected for the payment of Cash Surrender Value, any Withdrawal Charges and Indebtedness will be deducted from the Account Value before the first payment is made.

                        Prior to the death of the Surviving Insured, the Owner may elect: (a) for Cash Surrender Value to be paid under a Payout Option; (b) for Death

                      Benefit Proceeds to be paid under a Payout Option; and (c) to change a previously elected Payout Option for Death Benefit Proceeds. Any election must be by written request to the Variable Service Center.

                      If no election by the Owner is in effect at the death of the Surviving Insured, the Beneficiary may elect that Death Benefit Proceeds be paid as a single sum or under a Payout Option. A Beneficiary may only elect payment under a Payout Option during the sixty-day period beginning with the date of receipt of proof of death.

PAYOUT OPTIONS        The following Payout Options or any other Payout Option
                      acceptable to the Company may be selected:

                      Option A. LIFE ANNUITY: Monthly payments during the life of the payee.

                      Option B. LIFE ANNUITY WITH PERIODS CERTAIN OF 120 MONTHS:
                      Monthly payments during the lifetime of the payee and in any event for one hundred twenty (120) months.

                      Option C. FIXED PAYMENTS FOR A PERIOD CERTAIN: Fixed monthly payments for any specified period (at least five years but not exceeding thirty years), as selected.

                      Option D. DEATH BENEFIT PROCEEDS REMAINING WITH THE
                      COMPANY: Proceeds from the Death Benefit left with the Company. The Death Benefit Proceeds will remain in the Fixed Account and be credited with interest by the Company at a rate of not less than 4%. Full and partial withdrawals may be made at any time with no Withdrawal Charge.

                      The minimum amount of each payment under these Payout Options will be based on the applicable Payout Tables shown. The dollar amount of a payment for Ages or combination of Ages not shown in the Tables or for any other form of Payout Option agreed to by the Company will be provided by the Company upon request. If the payee dies during a period certain (Payout Options B or C), the remaining payments attributable to Death Proceeds will be made to the estate of the Beneficiary. The Beneficiary may elect to have the commuted value of the remaining payments paid in a single sum instead. The Company will determine the commuted value by discounting the remaining payments at its then current interest rate used for commutation.

EVIDENCE OF  PROOF    The Company may require satisfactory evidence of the age
OF AGE OR SURVIVAL    of any person or his or her continued survival for
                      payments under a lifetime payment option.

                  Options A and  B - LIFETIME PAYMENT OPTIONS
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

  Age of Payee        Life          10 Year & Life      Age of Payee           Life          10 Year & Life
      50              4.68               4.64                 70               7.27               6.80
      51              4.75               4.70                 71               7.51               6.96
      52              4.82               4.77                 72               7.77               7.14
      53              4.89               4.84                 73               8.06               7.31
      54              4.97               4.92                 74               8.36               7.49
      55              5.06               4.99                 75               8.69               7.67
      56              5.15               5.08                 76               9.04               7.86
      57              5.24               5.16                 77               9.42               8.04
      58              5.34               5.25                 78               9.84               8.22
      59              5.45               5.35                 79              10.28               8.40
      60              5.56               5.45                 80              10.76               8.57
      61              5.69               5.56                 81              11.28               8.74
      62              5.82               5.67                 82              11.83               8.90
      63              5.96               5.79                 83              12.43               9.05
      64              6.11               5.92                 84              13.07               9.18
      65              6.27               6.05                 85              13.76               9.31
      66              6.44               6.19
      67              6.63               6.33
      68              6.83               6.48
      69              7.04               6.63


                Option C - FIXED PAYMENTS FOR A PERIOD CERTAIN
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

   Years      Monthly Payment  Years    Monthly Payment   Years     Monthly Payment
     1        Not available     11           9.31           21          5.81
     2        Not available     12           8.69           22          5.64
     3        Not available     13           8.17           23          5.49
     4        Not available     14           7.72           24          5.35
     5           18.32          15           7.34           25          5.22

     6           15.56          16           7.00           26          5.10
     7           13.59          17           6.71           27          5.00
     8           12.12          18           6.44           28          4.90
     9           10.97          19           6.21           29          4.80
    10           10.06          20           6.00           30          4.72

For quarterly payments, multiply the monthly payment rate by 3.01. For semi-annual payments, multiply by 6.05. For annual payment, multiply by 12.22.

       [THE LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]
                         A stock life insurance company



THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.



                     INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                      SECOND TO DIE LIFE INSURANCE POLICY
                               NON-PARTICIPATING

                     First Variable Life Insurance Company
                             Little Rock, Arkansas



                          EXCHANGE RIGHT ENDORSEMENT



This Endorsement is made part of the Policy to which it is attached, and is effective upon the Policy Date:

Section 11 GENERAL PROVISIONS of the Policy is amended to include the following:

RIGHT TO EXCHANGE FOR   General.  Subject to any limitations and requirements shown below, this
TWO POLICIES            Policy may be exchanged for two policies of individual life insurance.
                        The Owner may elect this exchange only upon the occurrence of an
                        Exchange Event.

                        Exchange Events.  An Exchange Event occurs if this Policy is in force on the date of any of the following events:
                        .  Divorce - The Business Day on or next following the sixtieth day after a divorce between the Insureds is effective.  The Insureds must, however, have been married to each other on the Policy Date.
                        .  Tax Law Change - The Business Day on or next following the effective date of an amendment to the Code that eliminates a marital deduction used for purposes of computing federal estate and gift taxes. The
                           Insureds must, however, have been married to each other on the Policy
                           Date.
                        .  Dissolution or Bankruptcy of Partnership - If the Insureds are
                           general partners in an active partnership on the Policy Date, the
                           Business Day on or next following the date the partnership is dissolved or ordered and adjudged to be bankrupt.
                        .  Dissolution or Bankruptcy of Closely Held Corporation - If the
                           Insureds are officers, directors or shareholders in the same closely held business corporation on the Policy Date, the Business Day on or next following the date the corporation is dissolved or ordered and adjudged to be bankrupt.  Shares of a closely held corporation may not be publicly traded or listed on a regional or national exchange.

                        Election limitations.  The right to exchange for two policies is not available if any of the following apply:

                        .  Either of the Insureds is not alive on the date of the exchange;
                        .  Either of the Insureds is older than the maximum issue age permitted by the Company (or its affiliate) for the new policies; or
                        .  The Policy is in a Grace Period or receiving benefits from any disability rider on the date of the exchange.

RIGHT TO EXCHANGE FOR   Election requirements.  An exchange for two policies may be elected by
TWO POLICIES            the Owner:
(continued)             .  For a period not to exceed 180 days following the occurrence of any
                           Exchange Event listed above (the election period for a divorce begins
                           60 days after the divorce is effective); and
                        .  By submitting a written request that is received by the Company at its Variable Service Center during the 180 day election period; and
                        .  By returning this Policy for cancellation with the written request.

                        Exchanged Policies. Each of the new policies to be issued upon an exchange will be issued by the Company, or an affiliate of the Company:

                        .  On the life of one of the Insureds, and payable upon the death of that insured if the exchanged policy is then in effect;
                        .  As an individual permanent life insurance policy in a form then available for such exchanges;
                        .  For an initial death benefit amount that does not exceed 50% of the
                           Death Benefit of this Policy on the date of exchange, reduced by 50% of any Indebtedness and by any optional rider benefits then in effect under this Policy;
                        .  For an account value that does not exceed 50% of the Cash Surrender
                           Value under this Policy on the date of the exchange;
                        .  Without the transfer or revival of any Indebtedness under this
                           Policy on the date of exchange;
                        .  Without the transfer of any amount in the Loan Account under this
                           Policy on the date of exchange, and any such amount will be used to repay any Indebtedness under this Policy on the date of exchange;
                        .  With an extended death benefit guarantee rider, if an extended death benefit guarantee rider is in effect for this Policy on the date of exchange;
                        .  Without any other optional additional benefit riders, unless the request for exchange includes evidence of insurability on the applicable insured that is satisfactory to the Company;
                        .  With provisions for suicide exclusion and incontestability that reflect the Policy Date of this Policy;
                        .  With provisions for withdrawal or surrender charges that do not reflect the Policy Date of this Policy; and
                        .  Without any additional transaction charges being imposed under this
                           Policy for the exchange.

Signed on behalf of the Company on the Policy Date.


      Secretary                                                 President

                     First Variable Life Insurance Company
                             Little Rock, Arkansas

       [THE LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]
                        A stock life insurance company
                             Little Rock, Arkansas

                   JOINT SECOND-TO-DIE TERM INSURANCE RIDER
                   ----------------------------------------

Unless stated otherwise below, all provisions of the Policy also apply to this rider. This rider starts on the same date as the Policy unless a different rider date is shown on the Policy Data Page.

JOINT INSUREDS

Joint Insureds means the two lives named in an application and shown on the Policy Data Pages as the Insured Life and the Second Insured Life.

RIDER BENEFIT

The Company will pay the death benefit of this rider on the death of the second of the Joint Insureds to die as soon as the Company receives proof of the death of both Joint Insureds while this rider was in force.

The amount of death benefit provided by this rider on the Policy Date is shown on the Policy Data pages. This rider is not convertible to another policy.

CHANGE OF BENEFIT

The Owner may change the death benefit of this rider after it has been in effect for one year, by notice to the Company. Any change is subject to the following conditions:

 . a decrease will be effective on the first Business Day of the policy month following the Company's receipt of the request. Any reduction will be in the following order:
     1. against the most recent increase in death benefit provided by this rider;
     2. against the next most recent increases;
     3. against the initial death benefit provided by this rider.

 . an increase will require evidence of insurability satisfactory to the Company on the Joint Insureds. An approved increase will have an effective date as shown on the supplemental Policy Data Pages.

COST OF INSURANCE

The cost of insurance for this Rider is deducted at the same time as the Cost of Insurance for the Policy. The cost of insurance is calculated by multiplying the amount of term insurance under this rider by the applicable cost of insurance rates for this rider. The maximum cost of insurance rates for this Rider are shown in the Table of Guaranteed Rates for Joint Insured Lives, which is located in the Policy Data Pages.

SUICIDE EXCLUSION

No benefits are payable under this Rider if either of the Joint Insureds commits suicide within:

 . Two years of the start date of the Rider; and . Two years of the date of any change in the Rider benefit amount.

In either of the foregoing instances, the Company's sole liability is to refund all deductions made for the cost of this Rider. However, should either of the Joint Insureds also commit suicide within two years of the Effective Date of the Policy, the Company's sole liability is to refund all premiums paid on the policy.

CONTESTABILITY

The Company can challenge the validity of this rider during the lifetime of each of the Insureds for two years from the rider's start date, based on misrepresentations made in the application. However, there is no time limit on the Company's right to challenge all or part of this rider if either of the Insureds dies within the two-year period.

TERMINATION OF RIDER

This Rider will end on the earliest of:

 . the date of death of the second of the Joint Insureds to die; or . the rider termination date as shown in the Policy Data pages; or . the Business Day following the Owner's request to terminate the Rider; or . termination of the Contract.

A request to end this Rider must be received by the Company at its Variable Service Center.

Signed for the Company.


          Secretary                                            President

                     First Variable Life Insurance Company
                             Little Rock, Arkansas

       [THE LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]
                             Little Rock, Arkansas

                        ACCELERATED DEATH BENEFIT RIDER
                           (SURVIVING INSURED ONLY)


The Policy to which this rider is attached is amended to include the following:

OPTION TO ELECT AN ADVANCE

The Owner may elect to receive an advance of the Death Benefit of this Policy when the Surviving Insured has been diagnosed as having a terminal illness with a life expectancy of less than 12 months. For purposes of this rider, "Death Benefit" means the amount payable at death of the Surviving Insured under the Policy, including any death benefit proceeds under a term life insurance rider on the life of that Insured. The maximum advance is $500,000, and no advance will be made if both Insureds are living.

Calculation of Advance.  The advance, up to a maximum of $500,000, is calculated
----------------------
as the product of (a) times (b), which is divided by (c), and reduced by (d), where:

(a)  is equal to the Death Benefit in effect when the advance is paid;
(b) is a percentage of Death Benefit (not to exceed 100%) as elected by the Owner;
(c) is the sum of 1 plus "i", where "i" equals the Published Monthly Average (Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or its successor) for the calendar month ending two months prior to the date the rate is determined; and
(d) is the percentage of Death Benefit elected by the Owner times the Indebtedness, if any, at the time the advance is paid.

If the Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer published, the Insurance Commissioner of the state in which the Policy's application is dated will substitute a similar average. The Company determines the "i" rate on January 1 and July 1 of each calendar year. The rate may be increased whenever such increase would be at least 1/2%. The rate will be decreased whenever such decrease would be at least 1/2%.

Requirements for an Advance.  The Company will pay an advance under this rider
---------------------------
upon its receipt of:
 .    a written election for an advance;
 .    a written designation of the Company as an irrevocable beneficiary for a portion of the Policy's Death Benefit equal to the amount of the advance;
 .    proof acceptable to the Company of the death of one of the Insureds under the Policy; and
 .    proof acceptable to the Company from a licensed physician other than the
     Surviving Insured or a member of his immediate family that:
     a) the Surviving Insured has been diagnosed as having a terminal illness with a life expectancy of less than 12 months;
     b) such terminal illness was first diagnosed while the Surviving Insured was covered under this Policy; and

     c) such terminal illness could be expected in at least 80% of cases to result in death within one year.

The Company may require a second opinion and examination of the Surviving Insured at the Company's expense by a physician designated by the Company.

Form of Payment. The Company will make an approved advance payment in a lump sum
---------------
to the Owner or to any irrevocable beneficiary under the Policy. If no irrevocable beneficiary is named, the Owner may designate any other payee for the advance.

Policy Values After an Advance. Upon payment of an advance under this rider:
------------------------------

 .    the Policy's Face Amount, Account Value (including, without limitation, the
     Cash Surrender Value) and any term life insurance rider benefit on the life of the Surviving Insured will be reduced by the percentage of Death Benefit elected by the Owner;
 .    any Indebtedness will be reduced by the portion of the Indebtedness deemed repaid when calculating the advance; and
 .    the Policy will terminate if the percentage of Death Benefit elected by the
     Owner is 100%.

                              GENERAL PROVISIONS

Payments under this rider may not be assigned unless otherwise provided in the Owner's election for an advance. Proceeds under this Policy and any payment under this rider will be exempt from the claims of creditors and from legal process to the extent permitted by law.

The Effective Date for this rider is the Policy Date, unless another date is shown on the Policy Data Page. There is no cost for this rider.

All other terms, provisions and conditions of the entire Policy remain unchanged except as stated herein.


                                          Signed for the Company.

        /s/ Arnold R. Bergman                /s/ John M. Soukup
        ------------------------             ----------------------

              Secretary                            President

       [THE LOGO OF FIRST VARIABLE LIFE INSURANCE COMPANY APPEARS HERE]
                             Little Rock, Arkansas


                       EXTENSION OF MATURITY DATE RIDER

This Rider is made part of the Policy to which it is attached, and is effective upon the Policy Date.

Section 11 GENERAL PROVISIONS of the Policy is amended to include the following:

OPTION TO EXTEND MATURITY DATE. The Owner may elect to extend the Maturity Date by written request to the Variable Service Center no later than thirty (30) days prior to the then current Maturity Date while either of the Insureds is living if the Account Value is at least $2,000. For any period during which the Maturity Date is extended:

 .  The Owner will not be permitted to make any further premium payments except if necessary to  prevent lapse of the Policy;
 .  no increase or decrease in Face Amount or change of Death Benefit Options will be permitted;
 .  no partial withdrawal will be permitted if Account Value remaining after withdrawal is $2,000 or less;
 . all value in the Separate Account will be transferred to the Fixed Account; . the Company will not credit Bonuses to Account Value, including but not limited to, Premium Value Bonuses and Cash Value Bonuses;
 .  all supplemental riders except the Accelerated Death Benefit Rider will terminate;
 .  Indebtedness will be charged interest at an annual rate of 4.0% per year;
   and
 . the Death Benefit will equal the applicable Minimum Death Benefit Percentage of Account Value as shown in the Table of Minimum Death Benefit Percentages. For attained ages beyond Joint Age 95, the applicable Minimum Death Benefit Percentage is the Minimum Death Benefit Percentage at Joint Age 95.


                                             Signed for the Company.

      /s/ Arnold R. Bergman                /s/ John M. Soukup
      ------------------------             ----------------------

              Secretary                            President